DELAWARE GROUP EQUITY FUNDS IV

Registration No. 811-04413
FORM N-SAR
Annual Period Ended September 30, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77C: Submission of matters to a vote of security holders

At a Joint Special Meeting of Shareholders of Delaware Group Equity Funds IV (the ?Trust?), on behalf of Delaware Smid Cap Growth Fund (the ?Fund?), held on May 16, 2014, and reconvened to June 10, 2014, the shareholders of each Fund voted to approve an investment sub-advisory agreement between Delaware Management Company, the Funds? investment manager (DMC), and Jackson Square Partners, LLC (JSP). JSP, a Delaware limited liability company, is a joint venture between Delaware Investments Advisers Partner, Inc., an affiliate of DMC, and California Street Partners, LLC, a Delaware limited liability company. JSP is comprised of the portfolio managers responsible for managing all or part of each Fund (the ?Focus Growth Team?). In connection with the transition of the Focus Growth Team into JSP, the Focus Growth Team became owners and officers of JSP, and continues to provide portfolio management services to the Funds pursuant to the investment sub-advisory agreement.

The following proposals were submitted for a vote of the shareholders:

1. To approve an investment sub-advisory agreement.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.  The results were as follows:

Delaware Smid Cap Growth Fund

Shares Voted For 18,504,291
Percentage of Outstanding Shares 41.34%
Percentage of Shares Voted 82.05%

Shares Voted Against 848,776
Percentage of Outstanding Shares 1.90%
Percentage of Shares Voted 3.76%

Shares with Authority Withheld 3,200,573
Percentage of Outstanding Shares 7.15%
Percentage of Shares Voted 14.19%

SUB-ITEM 77I: Terms of new or amended securities

On August, 19-21, 2014, the Board of Trustees (the ?Board?) of Delaware Group Equity Funds IV (the ?Registrant?) voted to approve the early conversion of the Delaware Smid Cap Growth Fund and Delaware Healthcare Funds? Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s registration statement dated January 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).

WS: MFG_Philadelphia: 887495: v1

WS: MFG_Philadelphia: 866253: v1